Exhibit 99

 For immediate Release

Vail Resorts Contacts:

Media: Kelly Ladyga, (970) 845-5720, kladyga@vailresorts.com

Investor Relations: Leslie Roubos, (970) 845-2958, lroubos@vailresorts.com

VAIL RESORTS ANNOUNCES FISCAL 2004 FIRST QUARTER RESULTS

    Seasonally expected loss from operations improved 16.8% or $6.2 million
    Net loss relatively flat to prior year - loss increased $289,000 or $0.01 per share
    Resort Reported EBITDA improved $2.5 million
    Real Estate Reported EBITDA improved $2.0 million

VAIL, Colo. - December 11, 2003 - Vail Resorts, Inc. (NYSE: MTN) announced today financial results for the first quarter of fiscal 2004 ending October 31, 2003. The Company historically used EBITDA when reporting its financial results for each of its reportable segments: mountain, lodging, resort (the combination of mountain and lodging) and real estate. In conjunction with the recently adopted Securities and Exchange rules regarding the use of non-GAAP financial measures, the Company currently uses the term "Reported EBITDA" when reporting financial results. The Company defines Reported EBITDA for the mountain, lodging and resort segments as segment net revenue less segment operating expense plus segment equity investment income. The Company defines Reported EBITDA for the real estate segment as segment net revenue less segment operating expense plus gain on transfer of property plus segment equity investment income.

FIRST QUARTER PERFORMANCE

Mountain revenue for the first quarter of fiscal 2004 was $34.1 million, a 1.3% increase from $33.6 million for the comparable period last year. Mountain expense decreased $2.7 million, or 4.2%, to $61.9 million.

Lodging revenue for the quarter grew $2.1 million, or 5.1%, to $42.7 million. Lodging expense increased $1.2 million, or 3.1%, to $40.5 million.

Resort revenue, the combination of mountain and lodging revenues, rose $2.5 million, or 3.4%, to $76.7 million. Resort expense decreased 1.5% to $102.4 million, down $1.5 million.

Real estate revenue for the quarter fell $12.5 million to $26.9 million, and real estate expense decreased $15.4 million to $12.1 million.

Total revenue declined $10.0 million, or 8.8%, to $103.6 million and total operating expense decreased $16.1 million, or 10.7%, to $134.0 million.

The expected seasonal loss from operations for the quarter improved $6.2 million, or 16.8%, to a loss of $30.4 million compared to a loss of $36.6 million for the same period last year.

Reported EBITDA for the mountain segment improved $2.1 million, or 7.0%, to negative $27.9 million compared to negative $29.9 million for the comparable period last year.

Reported EBITDA for the lodging segment increased from breakeven in the first quarter of last year to $0.4 million in the current year first quarter. The first quarter of fiscal 2004 includes $1.6 million of equity loss attributed to the Ritz-Carlton, Bachelor Gulch, which was open during the seasonally low occupancy period of the first quarter. Last year, in the first quarter of fiscal 2003, the equity loss attributed to the Ritz-Carlton was $1.3 million due to pre-opening and start-up expenses for the hotel. As the Company uses the equity method of accounting for the Ritz-Carlton, Bachelor Gulch, included in the fiscal 2004 first quarter loss is $0.6 million of depreciation and $0.6 million of interest expense.

First quarter Resort Reported EBITDA was negative $27.5 million, a $2.5 million or 8.3% improvement from negative $29.9 million for the comparable period last year.

Real Estate Reported EBITDA for the quarter rose $2.0 million to $16.9 million from $14.9 million in the same quarter a year ago. The current year's first quarter includes a $1.9 million net gain from the transfer of property.

First quarter net loss increased $0.3 million, or 1.2%, to a loss of $25.4 million, or $0.72 per diluted share, compared to a loss of $25.1 million, or $0.71 per diluted share, for the same period last year.

Adam Aron, Chairman and Chief Executive Officer, commented, "We are delighted to announce that Vail Resorts' financial performance for the first quarter of fiscal 2004 was better than anticipated. While the net loss was slightly higher than last year due to an expected increase in depreciation and interest expense, we are quite pleased with our Reported EBITDA results in this seasonally low profit quarter. Reported EBITDA for the mountain and lodging segments improved year-over-year through a combination of revenue growth and expense management. And the real estate division once again closed on a significant portion of its expected annual sales in the first quarter, giving it strong momentum towards hitting its target for the entire year."

Aron added, "We have begun the implementation of our expense savings plan as seen in the decrease in year-over-year mountain expense. The lodging division has also begun to realize savings; however, expense reductions are somewhat masked by two factors. First, operations increased at the Vail Marriott, which was partially closed for renovation in the first quarter last year. Second, we saw stronger summer business at the Grand Teton Lodge Company which resulted in both increased revenue and expense for the quarter."

Commenting on the current 2003-2004 ski season, Aron said, "We are pleased with the momentum we have going into the ski season. Our ski areas have received normal early season snowfall, and for the fifth year in a row we have had record season pass sales, with overall pass revenue for the five ski resorts up by about 20% year-over-year. While year-to-date revenue booked into our central reservation system is 2% ahead of last year at this time, air bookings into Vail's Eagle County airport are actually up 7% compared to last season."

Added Aron, "In addition to the season pass sales and bookings information we receive, we also track reservations for our ski school products. More encouraging is that advance reservations for our children's ski school are currently tracking 22% ahead of last year at our Colorado resorts. These are just a few of the barometers we monitor to track how our season is shaping up. With the normal early season snowfall, record season pass sales, strong advance ski school reservations and solid bookings, we continue to be upbeat about this year's ski season. Therefore, at this time, we are reiterating the year-end financial guidance we provided in November."

CONFERENCE CALL

For further discussion of the contents of this press release, please listen to our live webcast today at 11:00 am EST, available on www.vailresorts.com. In order to access the non-GAAP financial information that will be referenced on the call, click on the Regulation G Compliance section under the Investor Relations tab on www.vailresorts.com.

Vail Resorts, Inc. is the premier mountain resort operator in North America. The Company's subsidiaries operate the mountain resorts of Vail, Beaver Creek, Breckenridge and Keystone in Colorado, Heavenly Resort in California and Nevada and the Grand Teton Lodge Company in Jackson Hole, Wyoming. In addition, the Company's RockResorts luxury resort hotel company operates 10 resort hotels throughout the United States. The Vail Resorts corporate website is www.vailresorts.com and the consumer websites are www.snow.com and www.rockresorts.com. Vail Resorts, Inc. is a publicly held company traded on the New York Stock Exchange (NYSE: MTN).

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Statements in this press release, other than statements of historical information, are forward looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Readers are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date hereof. Such risks and uncertainties include but are not limited to: general business and economic conditions; failure to achieve anticipated cost savings and anticipated operational efficiency, or conversely adverse consequences from cost reductions; competitive factors in the ski and resort industries; failure to successfully integrate acquisitions; adverse consequences resulting from the SEC investigation; the impact of the September 11 terrorist attacks on the travel industry and the Company or additional terrorist attacks; uncertainties and impacts of the threat of war or actual war; continued or worsening economic slowdown; the impacts of SARS or similar unforeseen global events on the travel industry and the Company; expenses or adverse consequences arising from current or potential litigation against the Company, including the litigation in Wyoming; implications arising from the implementation of FIN No. 46, SFAS No. 150 and any other such new FASB/governmental legislation, rulings or interpretations; and the weather. Investors are also directed to other risks discussed in documents filed by the Company with the Securities and Exchange Commission.

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Vail Resorts, Inc.
Consolidated Financial Statements
(in thousands except per share amounts)
(unaudited)

	Three Months Ended
	October 31,
	2003	2002
		(as restated)
Net revenue:
Mountain	$ 34,079	$ 33,629
Lodging	42,652	40,601
Real estate	26,892	39,354
Total net revenue	103,623	113,584
Operating expense:
Mountain	61,914	64,656
Lodging	40,518	39,294
Real Estate	12,124	27,546
Gain on transfer of property	(1,913)	--
Loss on disposal of fixed assets	1,010	16
Depreciation & amortization	20,366	18,625
Total operating expense	134,019	150,137
Loss from operations	(30,396)	(36,553)
Other income (expense)
Mountain equity investment loss	(18)	1,089
Lodging equity investment loss	(1,740)	(1,306)
Real estate equity investment income	203	3,070
Interest income	565	206
Interest expense	(13,408)	(11,778)
Loss on put option	(610)	--
Other income	--	30
Minority interest in income of consolidated joint ventures	2,091	2,024
Loss before provision for income taxes	(43,313)	(43,218)
Benefit for income taxes	17,910	18,104
Net loss	$ (25,403)	$ (25,114)

Basic weighted average shares	35,275	35,166
Diluted weighted average shares	35,275	35,166

Per share amounts:
Basic net loss per share	$ (0.72)	$ (0.71)
Diluted net loss per share	$ (0.72)	$ (0.71)
Other Data:
Mountain Reported EBITDA	$ (27,853)	$ (29,938)
Lodging Reported EBITDA	394	1
Resort Reported EBITDA	(27,459)	(29,937)
Real estate Reported EBITDA	$ 16,884	$ 14,878

Note: Certain reclassifications have been made to the Consolidated Financial Statements as of and for the three months ended October 31, 2002 to conform to the current period presentation.

Vail Resorts, Inc.
Resort Revenue by Business Line and Skier Visits
(in thousands)

	Three Months Ended
	October 31,

	2003	2002	% Change
Business Line
Lift tickets	$ 26	$ (113)	123.0%
Ski school	23	71	(67.6) %
Dining	3,914	3,818	2.5%
Retail/rental	17,040	16,330	4.3%
Other	13,076	13,523	(3.3) %
Total Mountain Revenue	34,079	33,629	1.3%

Total Lodging Revenue	42,652	40,601	5.1%

Total Resort Revenue	$ 76,731	$ 74,230	3.4%

	As of October 31,
	2003	2002
Key Balance Sheet Data:
Real estate held for sale and investment	$ 115,570	$ 152,760
Total stockholders' equity	470,909	479,279

Total debt	580,431	628,529
Less: cash and cash equivalents	18,525	25,165
Net debt	$ 561,906	$ 603,364

Note: Certain reclassifications have been made to the Consolidated Financial Statements as of and for the three months ended October 31, 2002 to conform to the current period presentation.

Reconciliation of Non-GAAP Financial Measures

Resort, mountain, lodging and real estate Reported EBITDA have been presented herein as measures of the Company's financial operating performance. Reported EBITDA is not a measurement of financial performance under accounting principles generally accepted in the United States ("GAAP"), and it might not be comparable to similarly titled measures. Reported EBITDA does not purport to represent cash provided by operating activities and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The Company believes that Reported EBITDA is an indicative measure of the Company's operating performance, and it is generally used by investors to evaluate companies in the resort and lodging industries. In addition, because of the significance of long-lived assets to the operations of the Company and the level of the Company's indebtedness, the Company also believes that Reported EBITDA is useful in measuring the Company's ability to fund capital expenditures and service debt. The Company uses Reported EBITDA targets in determining management bonuses.

Presented below is a reconciliation of Reported EBITDA to net income for the Company calculated in accordance with GAAP for the three months ended October 31, for the fiscal years 2004 and 2003.

	Three Months Ended					Three Months Ended
	October 31, 2003					October 31, 2002
		Real					Real
	Total	Estate	Resort*	Mountain	Lodging	Total	Estate	Resort*	Mountain	Lodging

Net Income	$ (25,403)					$ (25,114)

Adjustments to reconcile income to Reported EBITDA:
Loss on disposal of fixed assets	1,010					16
Depreciation and amortization	20,366					18,625
Interest income	(565)					(206)
Interest expense	13,408					11,778
Loss on put option	610					--
Other income	--					(30)
Minority interest in income of consolidated joint ventures	(2,091)					(2,024)
Benefit from income taxes	(17,910)	--	--	--	--	(18,104)	--	--	--	--

Reported EBITDA	$ (10,575)	$ 16,884	$ (27,459)	$ (27,853)	$ 394	$ (15,059)	$ 14,878	$ (29,937)	$ (29,938)	$ 1

* Resort represents the sum of Mountain and Lodging.